AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2008

REGISTRATION NO. 333-48609

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Waste Industries USA, Inc.

(Exact name of issuer as specified in its charter)

North Carolina	56-0954929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3301 Benson Drive, Raleigh, North Carolina 27609

(Address of Principal Executive Offices) (Zip Code)

Waste Industries USA, Inc. Employee Non-Qualified Stock Option Plan

(formerly Waste Holdings, Inc. Employee Non-Qualified Stock Option Plan)

Waste Industries USA, Inc. 1997 Stock Plan

(formerly Waste Holdings, Inc. 1997 Stock Plan)

(Full title of the plans)

Jim W. Perry, President and Chief Executive Officer

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

(Name and address of agent for service)

(919) 325-3000

(Telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” (as defined in Rule 12b-2 of the Act).

Large accelerated filer  ☐

Accelerated filer  ☒

Non-accelerated filer  ☐(Do not check if smaller reporting company)

Smaller reporting company  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 20, 2001 (Registration No. 333-145101) (the “Registration Statement”) deregisters shares of common stock of Waste Industries USA, Inc. (the “Company”), no par value per share, that had been registered for issuance under the Waste Industries USA, Inc. Employee Non-Qualified Stock Option Plan and the Waste Industries USA, Inc. 1997 Stock Plan.

Pursuant to an Agreement and Plan of Merger, dated as of December 17, 2007, by and among the Company, Marlin HoldCo LP, a Delaware limited partnership (“HoldCo”), and its wholly owned subsidiary, Marlin MergeCo Inc., a North Carolina corporation (“MergeCo”), MergeCo will merge with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of HoldCo (the “Merger”). At the effective time of the Merger, (1) each share of the Company’s common stock (other than shares held by MergeCo Inc., shares held by the Company or its subsidiaries, and shares held by shareholders who have properly exercised dissenters’ rights under North Carolina law) will be converted into the right to receive $38.00 in cash, and (2) each outstanding option to purchase shares of the Company’s common stock issued under the Company’s Employee Non-Qualified Stock Option Plan and 1997 Stock Plan will be converted into the right to receive a cash payment equal to the product of (A) the number of shares of the Company’s common stock subject to such option and (B) the excess of (i) the cash merger consideration of $38.00 over (ii) the per-share exercise price of such stock option.

As a result of the consummation of the Merger, which will take place on May 9, 2008, the Company has terminated all offerings of its common stock pursuant to existing registration statements, including the Registration Statement, and the Company hereby removes from registration all shares of its common stock registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 9th day of May 2008.

WASTE INDUSTRIES USA, INC.

By:	/s/ Jim W. Perry
Jim W. Perry
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jim W. Perry Jim W. Perry	President and Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2008

/s/ D. Stephen Grissom D. Stephen Grissom	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2008

/s/ Lonnie C. Poole, Jr. Lonnie C. Poole, Jr.	Director	May 9, 2008

Glenn E. Futrell	Director	May 9, 2008

/s/ Paul F. Hardiman Paul F. Hardiman	Director	May 9, 2008

/s/ James A. Walker James A. Walker	Director	May 9, 2008

S-1